Exhibit 4.9

SCHEDULE TO THE CERTIFICATE

NOTICE OF EXERCISE

To:

The Board of Directors Diginex Limited

89 Nexus Way, Camana Bay

Grand Cayman, KY1-9009

Cayman Islands

We hereby exercise our subscription rights conferred by 2,250,000 Warrants held by us entitling us to subscribe for **2,250,000** Ordinary Shares. On the basis that the price payable per Ordinary Share for which we are subscribing by the exercise of such Warrants, the aggregate price payable on the exercise of such Warrants is $5.13 * 2,250,000 = **US$11,542,500**.

Signed ....

Full Name Rhino Ventures Limited

Address Craigmuir Chambers, Road Town,

Tortola, British Virgin Islands

Date 22nd July 2025

We hereby direct you to allot the Ordinary Shares to be issued pursuant hereto to us and authorise and request the entry of our name(s) in the Share Register.

We agree that the said Ordinary Shares are allotted and issued subject to the memorandum and articles of association of the Company.

Signed ....

Full Name ....

Address ....

....

Date ....